Exhibit 99.1 Press Release

Chembio Reports $8.15 Million Private Financing

N.Y. - October 5, 2006 - Chembio Diagnostics, Inc. (OTCBB:CEMI) today reported a private placement transaction in the total amount of $8.15 million of Series C 7% Convertible Preferred Stock together with warrants to purchase common stock.  The private placement was co-led by Inverness Medical Innovations, Inc. and Crestview Capital Master, LLC, each investing two million dollars.  The proceeds of the financing will be used to fund for general corporate purposes including growth and capital initiatives such as additional manufacturing equipment, FDA clinical trials, marketing, travel, investor relations, public relations and payment of debt. Approximately $600,000 of the private placement resulted from conversion of previously outstanding debt of the Company.

Lawrence Siebert, President and CEO of Chembio, commented, “We are extremely pleased that this financing will help Chembio’s efforts to assist in meeting the growing demand for rapid HIV testing in the US and around the world. The recent CDC recommendations that all Americans aged 13-64 be tested for HIV highlight the importance of testing in controlling this disease.”

The Company has agreed to file a registration statement with the U.S. Securities and Exchange Commission (“SEC”) to register any resales of the common stock underlying the securities issued.

For more information about the terms and conditions please see our Form 8-K to be filed with the SEC on October 5, 2006. The securities in the private financing will not be or have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ABOUT CHEMBIO
Chembio Diagnostics, Inc., a developer and manufacturer of rapid diagnostic tests for infectious diseases, is on the frontlines of the global battle against the AIDS pandemic. The Company has received marketing approval from the FDA for its SURE CHECK(R) HIV 1/2 and HIV 1/2 STAT-PAK(TM) rapid tests. The Company also manufactures rapid tests for veterinary Tuberculosis and human Chagas Disease, and has developed a patent-pending technology, the Dual Path Platform (DPP(TM)), for its next generation HIV and other rapid tests. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
The Investor Relations Group 212-825-3210
Investors: James Carbonara
Media: Susan Morgenbesser